                                                                   EXHIBIT 10.12


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT dated as of December 31, 1996 (the "Effective Date"), by and between RADIANT SYSTEMS, INC., a Georgia corporation (the "Company"), and H. MARTIN RICE (the "Executive").

     WHEREAS, the Company desires to employ the Executive and to assure itself of the continued services of the Executive for the term of employment provided for in this Agreement, and the Executive desires to be employed by the Company for such period, upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.   EMPLOYMENT AND DUTIES.

     (a) General.  The Company hereby employs the Executive, effective as of the
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Effective Date, and the Executive agrees upon the terms and conditions herein set forth to serve, effective as of the Effective Date, as a Vice President of the Company and as a Managing Director of the PrysmTech Division of the Company (the "Division"). The Executive shall have responsibility for the administration and management of the Division's Business (as defined in Section 5 of this Agreement); and all operations and affairs of the Division as well as for marketing the Division's business and products and engaging in sales of the Division's products, and shall perform such duties in a diligent, professional, competent and reasonable manner. Without limiting the foregoing Executive's duties and responsibilities shall include the duties and responsibilities listed on EXHIBIT A attached hereto. The Company covenants and agrees that all
   ---------
activities and operations of the Company that fall within the scope of the Business (as defined in Section 5 of this Agreement) shall be operated as part of the Division and accounted for separately by the Company as activities of the Division, with the Executive having access to all books and records of the Division as well as those books and records of the Company which relate to (i) compensation of Employees (as hereinafter defined); (ii) the Company's various lines of business; (iii) the basis for determining charges or costs directly charged or allocated to the Division pursuant to EXHIBIT B attached hereto and
                                                 ---------
(iv) all other information reasonably necessary to confirm compliance with the terms and provisions of this Agreement. The Executive's place of employment shall be within a twenty-five (25) mile radius of the Company's present office located at Suite A, 1000 Alderman Drive, Alpharetta, Georgia 30202.

     (b) Exclusive Services.  The Executive shall devote his full-time working
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hours to his duties hereunder and shall use his best efforts to promote and serve the interests of the Division in a diligent, professional, competent and reasonable manner; provided, however, that nothing herein shall prohibit the Executive from devoting time to civic and community activities, or the management of personal investments, so long as such activities do not interfere with the performance of his duties hereunder; and provided further, that the Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation in excess of One Thousand and No/100 Dollars ($1,000.00) per year without the consent of the Board.

2.   TERM OF EMPLOYMENT.

     The initial term of the Executive's employment under this Agreement shall commence on the Effective Date and, if not sooner terminated as provided in
Section 4(b), shall end on December 31, 2000, except that, Executive's employment shall automatically be extended for one additional twelve (12) month period if the non-qualified stock options awarded pursuant to Section 3(c) of this Agreement have not fully vested by their terms on or prior to December 31, 2000.

3.   COMPENSATION AND OTHER BENEFITS.

     Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation to the Executive as compensation for services rendered hereunder:

     (a) Base Salary.  The Executive's salary in each calendar year (the
         -----------
"Salary") shall be the greater of: (a) an amount of salary equal to the sum of the highest salary and guaranteed bonus paid to any other Employee for such calendar year, or (b) One Hundred Thousand and No/100 Dollars ($100,000.00).

     The Salary shall be payable in substantially equal installments at such intervals (not less frequently than monthly) as may be determined by the Company in accordance with its payroll practices as established, from time to time. The Salary may be increased in such amounts and at such times as determined by the Board in its sole discretion.

     (b) Bonus.  In addition to the Salary, the Executive shall be entitled to
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an annual bonus for each of the first four (4) calendar years of his employment, payable within ninety (90) days following the completion of such calendar year, equal to fifty percent (50%) of the "Bonus Pool" (as defined below) for such calendar year subject to the qualifications set forth in Section 3(g) below.

     For the purposes of this Section, the "Bonus Pool" in each year shall mean the sum of (a) the first Fifty Thousand and No/100 Dollars ($50,000.00) of Division Net Income in excess of the Division Base Earnings for the fiscal year set out below, plus (b) fifty percent (50%) of the excess of all Division Net Income over the Division Base Plus Earnings for the fiscal year set out below:

             Year   Base Earnings  Base Plus Earnings
            -----------------------------------------
             1997      $1,540,000          $1,590,000
             1998      $1,694,000          $1,744,000
             1999      $1,863,000          $1,913,000
             2000      $2,050,000          $2,100,000

     As an example, if Division Net Income in 1997 is One Million Five Hundred Fifty Thousand and No/100 Dollars ($1,550,000.00), the Bonus Pool will be Ten Thousand and No/100 Dollars ($10,000.00) and Executive's Bonus would be Five Thousand and No/100 Dollars ($5,000.00). If Division Net Income in that year was One Million Six Hundred Seventy Thousand and No/100 Dollars ($1,670,000.00), the Bonus Pool would be the sum of (a) Fifty Thousand and No/100 Dollars ($50,000.00), plus (b) fifty percent (50%) of Eighty Thousand and No/100 Dollars ($80,000.00) (or Forty Thousand and No/100 Dollars ($40,000.00)) or a total of Ninety Thousand and No/100 Dollars ($90,000.00) and Executive's Bonus will be Forty-Five Thousand and No/100 Dollars ($45,000.00) (i.e., fifty percent (50%)
                                                     ----
of the Bonus Pool).

     Division Net Income shall be determined as set on in EXHIBIT B.
                                                          ---------

     (c) Stock Options.  Executive has received simultaneously with the
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execution of this Agreement qualified stock options for fifty-seven thousand one hundred forty (57,140) shares of Company stock and non-qualified stock options for eighty thousand three hundred sixty (80,360) shares of Company stock, all issued under the Company's stock option plans on such terms as Executive and the Company have set forth in the option contracts. The Company covenants and agrees that, as soon as practicable following the Company's effectuation of a public offering (a "Qualified IPO") of its common stock pursuant to an effective registration statement under the federal Securities Act of 1933, as amended (the "1933 Act"), and the Company's becoming (as a result thereof) a reporting company under the terms of the federal Securities Exchange Act of 1934, as amended, the Company will cause to be filed, and will for so long as any of the options described in this subsection (c) remain outstanding and unexercised maintain the effectiveness of, a registration statement on Form S-8 under the 1933 Act with respect to the Plan and the shares of common stock covered thereby. The options for one hundred thirty-seven thousand five hundred (137,500) shares awarded Executive pursuant to this Agreement shall fully vest on the termination of his employment unless (i) Executive voluntarily terminates his employment pursuant to Section 4(b)(v) or in violation of the terms of this Agreement; (ii) Executive is terminated for cause pursuant to Section 4(b)(iii) below; (iii) Executive's employment is terminated by reason of his death or (iv) Executive's employment terminates due to expiration of this Agreement as provided in Section 4(b)(vi) below. Notwithstanding the foregoing or any provision in such option contracts to the contrary, the Company may voluntarily elect (the "Voluntary Acceleration"), by delivering written notice of such election to the Executive, to treat all then remaining unvested options under this Section 5(c) as fully vested as of the date of such notice.

     Upon a Voluntary Acceleration or termination of Executive's employment under this Agreement for any reason other than (i) termination for "cause," as provided in Section 4(b)(iii) below; (ii) termination due to the death of Executive; (iii) voluntary termination by Executive prior to the end of the term hereof as provided in Section 4(b)(v) below or (iv) termination due to the expiration, without renewal (excluding automatic renewal as provided in Section 2 above) of the term hereof as provided in Section 4(b)(vi) below, Executive shall have the following rights (which shall survive the termination of Executive's employment, if applicable) in respect of any of the options described in the first sentence of this subsection (c) which are, or become, on the date of such Voluntary Acceleration or termination of employment, as the case may be, vested but unexercised ("Termination Shares"):

          (A) Not less than two (2) business days prior to the date on which Executive elects to exercise any such option, Executive may give written notice to the Company (the "Option Notice") of Executive's intent to exercise such option, specifying the number of shares as to which such option will be exercised (the "Exercise Shares"), and may require that the Company loan to the Executive, on the terms and conditions set forth in this subparagraph (A), an amount (to be specified in such written notice) (the "Loan Amount") up to the aggregate option-exercise price for the Exercise Shares. Upon its receipt of an Option Notice, the Company shall deliver to the Executive, not later than the date specified in the Option Notice for exercise of the options, an amount in cash, or by certified or cashiers check equal to the Loan Amount, provided that the Executive shall simultaneously deliver to the Company: (1) an executed promissory note (a "Shares Note"), in form and substance reasonably satisfactory to the Company, in principal amount equal to the Loan Amount, bearing interest at the rate of eight and one-half percent (8-1/2%) per annum, cumulative, but not compounded, with any accrued interest thereunder payable monthly and principal thereunder due and payable on the third (3rd) anniversary of the date of such Shares Note, but with mandatory prepayments thereunder required to be made upon, and from the Net Proceeds of, any sale by Executive of any of the Exercise Shares; (2) an executed stock pledge agreement (the "Shares Pledge Agreement"), in form and substance reasonably satisfactory to the Company, pursuant to which Executive pledges to the Company, as security for Executive's payment and performance of the Shares Note, a first priority security interest in a number of shares (the "Pledged Shares") of common stock of the Company determined by dividing the principal amount of the Shares Note by the fair market value per share of the common stock of the Company on the date of the Shares Note, provided that the Exercise Shares need not be included among the Pledged Shares (and to the extent that the number of shares of common stock of the Company, other than the Exercise Shares, owned by the Executive is less than the number required for the Pledged Shares, Executive may satisfy the requirement of this clause (2) by pledging all the shares of common stock of the Company owned by Executive other than the Exercise Shares, and covenanting to pledge supplementally any subsequently-acquired shares of Company common stock, up to the aggregate required to equal the number constituting the Pledged Shares, but excluding any shares which are acquired pursuant to exercise of any of the options described in the first sentence of this subsection (c) of Section 3); (3) a stock certificate or certificates representing the Pledged Shares, as registered in the name of the Executive, duly endorsed for transfer in blank by Executive or accompanied by stock transfer powers duly endorsed in blank by Executive. As used in this subsection (A), the term "Net Proceeds" shall mean, with respect to any sale of Exercise Shares by the Executive, the gross proceeds of sale of such shares, reduced by the amount of any applicable brokerage commission actually paid in respect of such sale ("Applicable Commission"), and further reduced by an amount determined by multiplying (x) the maximum combined federal and State of Georgia individual income tax rates applicable to long-term capital gains, by (y) an amount determined by subtracting from gross proceeds of such sale both the amount of Applicable Commission and the amount of option-exercise price paid by Executive upon Executive's purchase of such Exercise Shares.

          (B) With respect to any of the Termination Shares which were among the fifty-seven thousand one hundred forty (57,140) shares covered by the tax-qualified stock options described in the first sentence of this subsection
     (c) and which, by virtue of acceleration of vesting upon Voluntary Acceleration or termination of Executive's employment hereunder, as the case may be, become ineligible for tax-qualified incentive stock option treatment ("Disqualified Option Shares"), Executive may, at the time of his exercise of the option covering such Disqualified Option Shares, require the Company to pay Executive a compensatory cash bonus ("Compensatory Bonus"), determined in accordance with this subsection (B), by giving written notice to the Company specifying the number of Disqualified Option Shares as to which Executive is exercising such options and the date of such exercise. Not later than the tenth day following its receipt of such notice, the Company shall deliver to the Executive, as a Compensatory Bonus, a cash amount determined by multiplying the Gain Component (as hereinafter defined) by the Rate Differential (as hereinafter defined), and multiplying that product by the Gross-up Factor (as hereinafter defined). As used herein: (1) the "Gain Component" shall mean the difference between the fair market value, on the date of option exercise, of the Disqualified Option Shares, and the aggregate option exercise price paid for such Disqualified Option Shares; (2) the "Rate Differential" shall mean the remainder of subtracting the maximum combined federal and State of Georgia personal income tax rates applicable to long-term capital gains (expressed as a decimal fraction) from the maximum combined federal and state personal income tax rates applicable to ordinary income (expressed as a decimal fraction), both as determined at the date of the exercise of the Disqualified Option Shares and (3) the "Gross Up Factor" shall mean a fraction, the numerator of which is one (1) and the denominator of which is remainder of subtracting from one hundred percent (100%) the percentage (expressed as a decimal fraction) the maximum combined federal and State of Georgia personal income tax rates applicable to ordinary income.

     (d) Transition Loan.  The Company agrees to loan to Executive, on the
         ---------------
earlier to occur of (i) April 15, 1996 or (ii) the closing date of a Qualified IPO, the sum of One Hundred Sixty-Five Thousand and No/100 Dollars ($165,000.00) on such terms as are set out in the promissory note evidencing such loan.

     (e) Life Insurance.  The Company agrees to reimburse Executive promptly for
         --------------
the reasonable premium costs on a term life insurance policy insuring Executive's life for Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) during the period from the date hereof to December 31, 2000.

     (f) Other Benefits.  Executive shall be eligible to participate in any
         --------------
pension, welfare, life insurance, health, disability and other fringe benefit plan or program maintained by the Company which has any Employee as a participant, and such participation shall be at a level of eligibility for benefits no less favorable than that of any other Employee. In addition to being eligible to participate in any such plans, the Executive shall be entitled to paid vacation in an amount at least equal to the amount provided the most favored Employee and an allowance for Executive's automobile of Six Hundred and No/100 Dollars ($600.00) per month plus reimbursement for all insurance, taxes, maintenance, repairs, oil, gasoline and any other expenses relating to Executive's ownership, operation and use of such automobile, provided that such allowance shall in no event be less than the amount of any similar allowance paid by the Company to any other Employee.

     (g) Compensation Qualifications.  The provisions regarding Executive's non-
         ---------------------------
contingent compensation are intended to insure that Executive's non-contingent compensation for each calendar year during the period of his employment prior to January 1, 2001, is equal to or greater than that of the non-contingent compensation of any other Employee (whether salary, or guaranteed bonus, or both).

          Notwithstanding the provisions of Section 3(b) above, the Executive's bonus compensation for any calendar year shall be limited to the greater of (a) One Hundred Thousand and No/100 Dollars ($100,000.00) or (b) the maximum amount of bonus compensation to which any other Employee would be entitled for such calendar year if such Employee fulfilled all of the contingencies required to earn contingent bonus compensation for such calendar year.

          Notwithstanding any provision in this Agreement to the contrary, in no event shall the total contingent and non-contingent compensation available to Executive pursuant to Section 3(a) and 3(b) above for any such calendar year exceed in the aggregate the greater of: (a) Two Hundred Thousand and No/100 Dollars ($200,000.00), with at least the amount due Executive pursuant to
Section 3(a) above payable as Salary or (b) the maximum aggregate amount of non-contingent compensation and potential contingent compensation available to any other Employee for such calendar year.

     (h) Definition of Employee.  As used herein, the term "Employee" shall mean
         ----------------------
the following persons, whether serving as Company common law employees or not, and their successors in office for the offices (or offices of a substantially comparable nature) they hold at the date of this Agreement: Eric Hinkle (President and Chief Operating Officer), John Heyman (Executive Vice President and Chief Financial Officer), Alon Goren (Co-Chairman and chief Technical Officer), and Erez Goren (Co-Chairman and Chief Executive Officer); provided, however Eric Hinkle shall not be deemed an Employee hereunder for calendar year 1997 only.

     (i) Special Annual Election.  Prior to the commencement of each calendar
         -----------------------
year during the term of this Agreement, the Company shall provide Executive with detailed information concerning any stock options, stock grants, phantom stock awards, or like arrangements which the Company proposes to offer during such calendar year to any Employee, or any changes or modifications with respect to any such options, grants or awards which the Company proposes to make for the benefit of any Employee during such calendar year (such contingent and non-contingent compensation and related options, grants or awards hereinafter referred to collectively as the "Total Compensation Package"). Upon receipt of such information relating to such Employee, and all other details of such Employee's Total Compensation Package with respect to such calendar year, Executive shall have ten (10) business days in which Executive may elect, by delivery of written notice to the Company, to accept, with respect to such calendar year, the Total Compensation Package available to any Employee with respect to such calendar year in lieu of any amounts otherwise available to Executive under Section 3(a) and 3(b) above with respect to such calendar year. To the extent any of the options, grants or awards referenced in a Total Compensation Package selected by Executive involve performance based vesting contingencies, the Company shall modify such performance features on a comparable, fair and equitable basis to reflect performance features that are tied to the PrysmTech Division.

     (j) Termination of Certain Rights.  In addition, the Company and Executive
         -----------------------------
agree that once (i) all of the options referenced in Section 3(c) of the Agreement are fully vested (whether by Voluntary Acceleration as described in
Section 3(c) or otherwise) and (ii) a Qualified IPO has closed, the powers and rights of Executive set forth in this EXHIBIT A, and the contingent and non-
                                      ---------
contingent compensation and privileges provided to Executive pursuant to Sections 3(a), 3(b), 3(g), 3(h) and 3(i) shall thereupon become null and void, in which event Company and Executive will negotiate in good faith a new compensation arrangement which shall be comparable to compensation paid in the marketplace for similarly situated executives who perform duties comparable to the duties to be performed by Executive.

4.   TERMINATION OF EMPLOYMENT.

     (a) Payments.  If, prior to December 31, 2000, the Executive's employment
         --------
is terminated for any reason, including, without limitation, total and permanent disability pursuant to Section 4(b)(ii) below, other than termination for cause by the Company pursuant to Section 4(b)(iii) below, voluntary termination by the Executive pursuant to Section 4(b)(v) below, or death of the Executive, then the Company shall pay the Executive within thirty (30) days of the date of Executive's termination (a) an amount equal to Sixteen Thousand Six Hundred Sixty-Six and 66/100 Dollars ($16,666.66) for each full or partial calendar month remaining in the period from the date of termination to December 31, 2000, as termination pay and (b) Executive's salary and all benefits up to the date of termination. The foregoing termination pay shall be in lieu of any partial year Bonus to which Executive might otherwise be entitled; provided, however, in calculating such termination pay, by reason of Executive's termination of employment pursuant to Section 4(b)(ii) below, the Sixteen Thousand Six Hundred Sixty-Six and 66/100 Dollar ($16,666.66) figure referenced above shall be reduced by the monthly amount actually payable to Executive pursuant to any Company maintained long-term disability insurance.

     (b) Termination.  The employment of the Executive hereunder shall be
         -----------
terminated by reason of any of the following:

          (i)    Death of the Executive; or

          (ii)   Total and permanent disability of the Executive upon thirty
                 (30) days written notice to Executive; or

          (iii) Termination of the Executive's employment by the Company for "cause" (as defined below), immediately upon written notice to the Executive; or

          (iv) Termination of the Executive's employment by the Company without cause or by the Company for any reason other than the reasons listed in Subsections (i), (ii) or (iii) above of this Section 4(b);

          (v) Termination of the Executive's employment voluntarily by the Executive; or

          (vi) Termination due to expiration, without renewal (excluding automatic renewal pursuant to Section 2 above), of the term hereof.

     For purposes of this Section 4(b), "total and permanent disability" shall be deemed to occur when the Executive is unable to engage in his regular duties, or other duties supportive of the Company, for a continuous period of one hundred and twenty (120) days, and a duly licensed medical doctor selected by both parties shall certify such inability results from injury or sickness. In the event that the parties are unable to agree upon a medical doctor, one shall be selected as follows: each of the parties shall select one (1) medical doctor and the two (2) doctors selected shall in turn select a third medical doctor who shall determine whether Executive is permanently disabled for purposes of this Agreement.

     For purposes of this Section 4, "cause" shall mean any of the following:

          (i) Deliberate and material injury or deliberate attempted material injury to the Company;

          (ii) the commission or perpetration by the Executive of any criminal act upon the Company, or any fraud upon the Company;

          (iii) Gross misconduct or gross negligence in connection with the performance of the Executive's services to the Company which has a material adverse effect on the business or operations of the Company; or

          (iv) Failure of Executive to correct any material violation by the Executive of his obligations under this Agreement within thirty
                 (30) days following receipt by Executive of written notice from the Company of the same.

     If Executive or Company is entitled under this Agreement to notice of termination of Executive's employment, then that employment shall terminate at the end of the last day of the notice period.

5.   NONCOMPETITION.

     (a) During Employment.  The Executive agrees that during the period of his
         -----------------
employment, the Executive shall not, within any of the forty-nine (49) states of the continental United States (the "Territory"), on the Executive's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, perform services substantially similar to the services described in Section 1(a) of this Agreement, in connection with the conduct or performance of the business (the "Business") of developing and marketing, for the Entertainment Industry, automated point of sale ticketing, back office and headquarters office systems which include proprietary and other software and hardware.

     As used herein, the term "Entertainment Industry" means movie theatres, stadiums, arenas, amusement parks and similar entertainment facilities and venues and the business of operating such facilities and venues.

     By execution hereof, the Executive hereby acknowledges that the Company is, as of the date hereof, actively conducting the Business in, and has identified customers and active prospects of which the Executive is aware and with which the Executive will have active contact in, the Territory.

     (b) Post Employment.  Executive also agrees not to engage in the activities
         ---------------
prohibited to him in Section 5(a) above for a period of twelve (12) months following the termination of his employment. If Executive's employment is terminated by the Company for "cause" or if Executive terminates his employment voluntarily pursuant to Section 4(b)(v) above or in violation of this Agreement, then Executive agrees not to engage in the activities prohibited to him in
Section 5(a) above for a period of twenty-four (24) months following the termination of his employment.

6.   TRADE SECRETS AND CONFIDENTIAL INFORMATION.

     (a) Ownership and Use.  The Company may disclose to the Executive certain
         -----------------
Trade Secrets and Confidential Information (defined below). The Executive acknowledges and agrees that the Trade Secrets and Confidential Information are the sole and exclusive property of the Company, or a third party providing such information to the Company, and that the Company or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property rights. The Executive acknowledges and agrees that the disclosure of the Trade Secrets and Confidential Information to the Executive does not confer upon the Executive any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information. The Executive may use the Trade Secrets and Confidential Information solely for the benefit of the Company while the Executive is employed or retained by the Company. The Executive will hold in confidence and not disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Trade Secrets or the Confidential Information or any portion thereof except, Executive may disclose such matters (a) in the performance of services for the Company and (b) to Executive's advisers in connection with any dispute arising out of this Agreement, provided such advisers undertake to maintain the same degree of confidentiality as Executive is required to maintain and for the same period of time. The Executive agrees to return to the Company, upon request by the Company, the Trade Secrets and Confidential Information and all materials relating thereto.

     (b) Length of Restriction.  The Executive's obligations under this
         ----------------------
Agreement with regard to the Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law. The Executive acknowledges that its obligations with regard to the Confidential Information shall remain in effect while the Executive is employed or retained by the Company, and for 24 months thereafter.

     (c) Definitions.  As used herein, "Trade Secrets" means information of the
         ------------
Company, its licensors, suppliers, customers, or prospective licensors or customers, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. As used herein, "Confidential Information" means information, other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, licensing strategies, advertising campaigns, information regarding executives and employees, and the terms and conditions of this Agreement.

7.   CUSTOMER NON-SOLICITATION.

     The Executive agrees that, for a period of twelve (12) months immediately following termination of the Executive's employment with the Company, the

Executive shall not, on the Executive's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit, contact, call upon, communicate with, or attempt to communicate with, any customer or prospect of the Company, or any representative of any customer or prospect of the Company, with a view to sale or providing of any product, equipment, or service competitive or potentially competitive with any product, equipment, or service sold or provided or under development by the Company during the two (2) years immediately preceding cessation of the Executive's employment with the Company, provided that the restrictions set forth in this Section shall apply only to customers or prospects of the Company, or representatives of customers or prospects of the Company, with which the Executive had contact during such two (2) year period.

     The actions prohibited by this Section shall not be engaged in by the Executive, directly or indirectly, whether as manager, salesperson, agent, technical support, sales, or service representative, or otherwise. The Executive acknowledges that the Company provides products and services to small and large customers throughout the United States, and that a territorial restriction on the non-solicitation provisions of this Section would not adequately protect the legitimate interests of the Company.

     If Executive's employment is terminated by the Company for "cause" or if Executive terminates his employment voluntarily pursuant to Section 4(b)(v) above or in violation of the terms of this Agreement, then Executive agrees not to engage in the activities prohibited to him by this Section 7 for a period of twenty-four (24) months following the termination of his employment.

8.   EMPLOYEE NON-SOLICITATION.

     The Executive agrees that for a period of twelve (12) months immediately following the termination of his employment with the Company the Executive shall not call upon, solicit, recruit, or assist others in calling upon, recruiting or soliciting, any person who is or was an employee of the Company for the purpose of having such person work in any other corporation, association, entity, or business engaged in providing services of the same or similar kind as offered by the Company.

     If Executive's employment is terminated by the Company for "cause" or if Executive terminates his employment voluntarily pursuant to Section 4(b)(v) above or in violation of the terms of this Agreement, then Executive agrees not to engage in the activities prohibited to him by this Section 8 for a period of twenty-four (24) months following the termination of his employment.

9.   REMEDIES.

     The Executive acknowledges that a breach of any of the terms or conditions of this Agreement may result in material irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely, and that, in the event of such a breach or threat thereof, the Company shall be entitled, in addition to any other rights or remedies it may have, to obtain a temporary restraining order and/or a preliminary or permanent injunction enjoining or restraining the Executive from committing such a breach, or such other equitable remedy as a court of competent jurisdiction may provide.
Nothing contained herein shall be construed to limit the Company's right to any remedies at law, including the recovery of damages for breach of this Agreement.

10.  INDEMNIFICATION.

     The Company will indemnify the Executive to the fullest extent permitted by the laws of the State of Georgia, as in effect at the time of the subject act or omission, or by the Articles of Incorporation and Bylaws of the Company, as in effect at such time or on the Effective Date of this Agreement, whichever affords or afforded greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its members and officers (and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage provided for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a member, officer, or employee of the Company or any subsidiary thereof, or his serving or having served any other enterprise as a member, officer, trustee, or employee at the request of the Company.

11.  LIMITATION OF LIABILITY.

     The Company hereby represents that, as of the Effective Date, its Articles of Incorporation and Bylaws provide the Executive with the maximum limitation on his liability permitted by the laws of the State of Georgia and the Company agrees that, during the period of Executive's employment, it will provide the Executive with limitation on his liability equal to or greater than that provided to any other Employee.

12.  GENERAL PROVISIONS.

     (a) Notices.  Any notice hereunder by either party to the other shall be
         -------
given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the applicable address set forth below:


          (i)  To the Company:     Radiant Systems, Inc.
                                   Suite A
                                   1000 Alderman Drive
                                   Alpharetta, Georgia 30202
                                   Attn:  John Heyman
                                          Executive Vice President

          (ii)  To the Executive:  H. Martin Rice
                                   608 Old Lathemtown Road
                                   Canton, Georgia 30115

     or to such person or other addresses as either party may specify to the other in writing.

     (b) Limited Waiver.  The waiver by the Company or the Executive of a
         --------------
violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

     (c) Assignment.  No right, benefit or interest hereunder shall be subject
         ----------
to assignment, encumbrance, charge, pledge, hypothecation or set off by the Executive in respect of any claim, debt, obligation or similar process.

     (d) Payments Obligations Absolute.  The Company's obligation to pay the
         -----------------------------
Executive the amounts provided for hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else or any obligation of Executive to seek other employment.

     (e) Amendment.  This Agreement may be amended, modified or terminated by
         ---------
written agreement of the Executive and the Company.

     (f) Severability.  If any term or provision hereof is determined to be
         ------------
invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     (g) Unsecured Promise.  No benefit or promise hereunder shall be secured by
         -----------------
any specific assets of the Company. Unless otherwise stated herein, the Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.

     (h) Governing Law.  This Agreement has been made in and shall be governed
         -------------
by and construed in accordance with the laws of the State of Georgia.

     (i) Entire Agreement.  This Agreement sets forth the entire agreement and
         ----------------
understanding of the parties hereto with respect to the matters covered hereby. This Agreement supersedes and replaces any prior agreement with respect to employment, compensation continuation and the matters contained in this Agreement which the Executive may have had with the Company or any prior or contemporary affiliate or subsidiary thereof.

     (j) Headings.  The headings and captions of the Sections of this Agreement
         --------
are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

     (k) Counterparts.  This Agreement may be executed by the parties hereto in
         ------------
counterparts, each of which shall be deemed an original, but all of such counterparts shall together constitute one and the same document

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

                            COMPANY:

                            RADIANT SYSTEMS, INC.

                            /S/ John H. Heyman
                            ---------------------------------
                            By:  Its duly authorized officer


                            EXECUTIVE:

                             /s/ H. Martin Rice
                            ---------------------------------
                            H. MARTIN RICE

                                   EXHIBIT A
                                       TO
                            EMPLOYMENT AGREEMENT OF
                                 H. MARTIN RICE

                 AGREEMENTS WITH RESPECT TO DIVISION OPERATIONS
                 ----------------------------------------------

     With respect to the operation of the Division, Executive (and such persons to whom he may delegate) shall possess, from the date hereof and until all of the qualified and non-qualified options referenced in Section 3(c) of the Agreement have fully vested, the authority to:

     (i) Hire and fire in accordance with standard Company policy employees whose salaries or wages are charged to the Division; and

     (ii) Make any changes in the hardware and software configuration being sold currently by the Division; and

     (iii) Authorize any changes in the pricing of goods and services sold currently; provided any decrease in such pricing which is in excess of ten percent (10%) of then current price charged shall be subject to the prior approval of the Board of Directors; and

     (iv) Outsource any general and administrative services, including legal services (provided the provider of such legal services does not serve as corporate counsel to a major competitor or customer of the Company), being provided by the Company; and

     (v) Hire personnel in accordance with standard Company policy and have their compensation charged against the Division in order to replace services of an administrative nature being supplied by the Company, which replacement services shall be of no less quality and timeliness than the services replaced; and

     (vi) Approve all contracts, sales, expenses, and other items of revenue and expense incurred in the ordinary course of business; provided, any contract involving total consideration of more than Five Hundred Thousand and No/100 Dollars ($500,000.00) shall be subject to the prior approval of the Board of Directors.

     Company and Executive acknowledge that the foregoing responsibilities shall be conducted in a manner consistent with annual operating and capital budgets for the Division to be prepared by Executive for each year during the term of this Agreement and approved by the Board of Directors.

     The parties agree that if the Board of Directors or any executive officer of the Company overrules Executive with respect to any decision he may make relative to the foregoing items, or the Company takes action relating to the foregoing items which is opposed in writing by Executive, and the Board fails to resolve such opposition of Executive to the satisfaction of Executive within thirty (30) days of taking of such action, then Executive may, at his option, terminate his employment with the Company, in which case such termination shall be deemed for all purposes hereunder as a termination by the Company without cause pursuant to Section 4(b)(iv) of the Agreement.

                                   EXHIBIT B
                                       TO
                            EMPLOYMENT AGREEMENT OF
                                 H. MARTIN RICE

                         COMPUTATION OF DIVISION INCOME
                         ------------------------------

     Division Net Income shall be computed under generally accepted accounting principles, consistently applied, using the same accounting principles applied in the same manner as PrysmTech, L.L.C. accounted for its operations, except that:

     (i) No amortization of goodwill or other intangible assets shall be charged against net income; and

     (ii) No expense for interest or depreciation shall be charged against net income; and

     (iii) No income taxes, deferred taxes, tax credits, or tax credit accounting shall be charged against net income; and

     (iv) None of the stock options awarded to Executive pursuant to Section 3(c) above or to William J. Budwitz pursuant to Section 3(c) of his Employment Agreement with the Company shall be charged against net income; and

     (v) All accounting functions, including payables, receivables, general ledger, and divisional financial reporting shall be provided by Radiant employees to the Division at cost, but in no event more than 1.5 percent of the Division's gross revenue; and

     (vi) All hardware sold by the Division and furnished by the Company (following acquisition from third parties) shall be priced to the Division at the Company's direct cost, without any allowance for general and administrative expenses, plus an amount equal to ten percent (10%) of direct costs; and

     (vii) All hardware components, to the extent available only from the Company, shall be priced to the Division on a direct material plus allocated cost basis, provided in no event shall the Division be charged any greater for such components than any other division of the Company. To the extent hardware components are readily available from parties other than the Company, then such components shall be priced to the Division at the lesser of (i) the price available in the marketplace for such component plus ten percent (10%) of such price or (ii) the lowest price charged by the Company to any of its divisions for such component.

     (viii) Any Company employees performing non-management services for the Company, but not exclusively for the Division (other than those services set out in (v) and (vii) above) shall have the direct allocated cost (e.g. items such as
                                                              ----
direct rent, capital equipment, fringe benefits, direct supervision, long distance telephone charges, but not items of general overhead such as officer salaries, accounting department charges, etc.) of their employment pro rated between them on a fractional full time equivalent basis.